Exhibit 10.1(b)

As of October 12, 2005

Smithfield Fiduciary LLC
c/o Highbridge Capital Management, LLC
9 West 57th Street, 27th Floor
New York, NY 10019
Attn: Adam J. Chill

Re: Securities Purchase Agreement dated August 16, 2005

Dear Mr. Chill:

There are two upcoming obligations with which Vaso Active needs to comply. The first is the requirement under Section 4.5(a) of the Purchase Agreement that Vaso Active have available sufficient authorized Class A Common Stock to cover Iroquois’ investment (and that of the co-investors). To satisfy this requirement, the sole shareholder of our Class B Common Stock, BioChemics, Inc., has agreed not to exercise its right to convert its shares into shares of our Class A Common Stock until the effectiveness of the amendment to our Certificate of Incorporation increasing the number of authorized shares of Class A Common Stock. (A copy of BioChemics’ agreement is attached to this letter.) This action on the part of BioChemics frees up 4.5 million shares of Class A Common Stock which is more than sufficient to result in the satisfaction of this Purchase Agreement obligation. Accordingly, as John discussed with you, we need not take any further action to satisfy Section 4.5(a) of the Purchase Agreement.

The second impending requirement of the Purchase Agreement is that Vaso Active file a resale registration statement covering the underlying Class A shares by October 15, 2005. By coordinating the filing of the resale registration statement of the Class A shares associated with the Purchase Agreement with the upcoming stockholders meeting to approve an increase in the number of authorized Class A shares, Vaso Active would save substantial accounting and legal fees. However, this would require that Vaso Active not comply with Section 6.1(a) of the Purchase Agreement and, as such, would incur an initial penalty of about $50,000. I am requesting your agreement to waive the October 15, 2005 deadline to permit Vaso Active to file the registration statement not later than December 15, 2005. As compensation for this allowance, Vaso Active would like to offer Iroquois and the other co-investors a total of 100,000 warrants for Class A

Common Stock at $1.00 strike. The portion of these 100,000 warrants allocable to Smithfield Fiduciary LLC is 30,000 warrants. If this is acceptable, please acknowledge below. If you have any questions, don’t hesitate to call either me to discuss this further.

Sincerely,

/s/ Joseph Frattaroli

Joseph Frattaroli

President

Agreed and accepted as requested as of the date first above written.

Smithfield Fiduciary LLC

By: /s/ Adam J. Chill
Name:  Adam J. Chill
Title: Authorized Signatory